Exhibit 10.3

CAPITAL TRUST, INC.
____________________________

Form of Special Transaction Bonus Award Agreement
__________________________________

This Special Transaction Bonus Award Agreement (this “Award Agreement”) between Capital Trust, Inc. (the “Company”) and                   (the “Participant”) is dated effective  (the “Grant Date”).

The Award (as defined below) is conditioned on the Participant’s execution of this Award Agreement within thirty (30) days after the Grant Date.  By executing this Award Agreement, the Participant will be irrevocably agreeing that all of the Participant’s rights with respect to the Award (as defined below) will be determined solely and exclusively by reference to the terms and conditions of this Award Agreement. As a result, the Participant should not execute this Award Agreement until the Participant has (i) carefully considered the terms and conditions of this Award Agreement, and (ii) consulted with the Participant’s personal legal and tax advisors about this Award Agreement. For the avoidance of doubt, this Award is not granted under or affected by, and is intended to be independent of, the Company’s 2011 Long-Term Incentive Plan or any other incentive compensation plan of the Company and its affiliates.

1.           Award.  Subject to the terms and conditions hereof, the Company hereby grants to the Participant the right to earn a cash bonus of                (the “Award”).

2.           Vesting of and Payment of Transaction Bonus.  Subject to the terms and conditions hereof, the           cash bonus payable pursuant to the Award (the “Transaction Bonus”) shall become vested and become due and payable, if at all,  in a lump sum in cash upon the consummation of a recapitalization or sale of the Company and/or sale of components of the Company’s business as contemplated in the Company’s ongoing strategic alternatives process overseen by the special committee of the board of directors  of the Company (a “Strategic Transaction”); provided, however, that, definitive agreements governing the Strategic Transaction shall have been entered into by the Company and the other parties thereto on or prior to December 31, 2012; and provided, further, that the Participant (i) remains employed by the Company and/or its affiliates through the completion of such Strategic Transaction or (ii) shall have experienced a Qualifying Termination (as defined below) on or prior to the completion of such Strategic Transaction.  For purposes of this Award Agreement, a “Qualifying Termination” means the termination of the Participant’s employment (a) by the Company without “Cause” (as defined in the Company’s 2011 Long-Term Inventive Plan) (b) as a result of the Participant’s death or becoming “Disabled” (as defined in the Company’s 2011 Long-Term Inventive Plan), or (c) by the Participant following (i) a material reduction in the Participant’s authority, duties and responsibilities, provided that a mere change in title alone shall not constitute a material reduction in job responsibilities; (ii) an involuntary relocation of the Participant’s place of employment to a facility or location more than 50 miles from the Participant’s then-principal work site; or (iii) a material reduction in the Participant’s base salary and annual bonus other than as part of a reduction consistent with a general reduction of pay for similarly-situated participants in the Company’s compensation and incentive programs (each of clauses (c)(i), (c)(ii) and (c)(iii) shall constitute “Good Reason”).  Notwithstanding the foregoing, an event that would otherwise constitute Good Reason shall fail to constitute Good Reason if (I) the Participant does not provide the Company with written notice, of both the Participant’s intent to terminate employment and a description of the event the Participant believes to constitute Good Reason, within 30 days after the event occurs; (II) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after the Participant provides the notice described in clause (I) hereof (the “Cure Period”); or (III) the Participant does not actually terminate his employment within the ninety (90) day period immediately following the event constituting Good Reason.  The Transaction Bonus shall be paid on the date of consummation of the Strategic Transaction.

3.           Taxes.  Except to the extent otherwise specifically provided in an employment, consulting or other agreement between the Participant and the Company, by signing this Award Agreement, the Participant acknowledges that he shall be solely responsible for the satisfaction of any taxes that may arise pursuant to the Award (including taxes arising under Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes)) of the Internal Revenue Code of 1986, as amended, and that the Company shall have no obligation whatsoever to pay such taxes or to otherwise indemnify or hold the Participant harmless from any or all of such taxes.  Notwithstanding the foregoing, the Company may deduct from any amount payable by the Company to the Participant pursuant to the Award such amount of cash as the Company may be required, under all applicable federal state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes with respect to the Award.

4.           Restrictions on Transfer.  Neither the Award or any rights under this Award Agreement may be transferred or assigned by the Participant other than by will or the laws of descent and distribution.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

5.           Not a Contract of Employment.  Without limiting the Participant’s rights upon a Qualified Termination, by executing this Award Agreement the Participant acknowledges and agrees that, (i) any person who is terminated before full vesting of an award, such as the one granted to the Participant by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) the Participant promises never to make such a claim; (iii) nothing in this Award Agreement confers on the Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way the Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without cause; and (iv) the Company would not have granted the Award to the Participant but for these acknowledgements and agreements.

6.           Severability.  Subject to last sentence of this Section 6, every provision of this Award Agreement is intended to be severable, and if any provision of this Award Agreement is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.  Notwithstanding the foregoing, this Award Agreement shall be unenforceable if any provision of clause (iii) of Section 5 (Not a Contract of Employment) is illegal, invalid or unenforceable.

7.           Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

8.           Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.           Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to the Participant shall be in writing and shall be delivered: (i) electronically, (ii) personally, (iii) by certified mail, return receipt requested, or (iv) by an internationally recognized overnight courier (e.g., FedEx).  In the case of delivery pursuant to clauses (i), (iii) and (iv) of the immediately preceding sentence, addressed to as follows:

(a)	if to the Participant, at the last address that the Company had for the Participant on its records;

(b)	if to the Company, to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022, attention: Chief Financial Officer.

10.           Any such notice shall be deemed to be given as of the date such notice (i) is delivered personally, (ii) is delivered electronically (if a business day and, if not a business day, on the next business day), (iii) on the second business day following the date sent by internationally recognized overnight courier and (iv) on the fourth business day after deposited in the mail if sent by certified mail.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.

11.           Binding Effect.  Except as otherwise provided in this Award Agreement, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, permitted transferees, and permitted assigns.

12.           Modifications.  This Award Agreement may be modified or amended at any time provided that the Participant must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement.

13.           Governing Law.  The laws of the State of New York shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

14.           Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit A (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company.  To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

BY THE PARTICIPANT’S SIGNATURE BELOW, along with the signature of the Company’s representative, the Participant and the Company agree that the Award is made under and governed by the terms and conditions of this Award Agreement.

CAPITAL TRUST, INC.

By: _________________________________
Name:
Title:

PARTICIPANT

Signature:	___________________________

Printed Name of Participant:

EXHIBIT A

CAPITAL TRUST, INC.
________________________________

Special Transaction Bonus Award Agreement
_________________________________

In connection with the Awards designated below that I have received pursuant to the Capital Trust, Inc. Special Transaction Bonus Award Agreement, I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards.  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:	________________________________________

Address:	________________________________________
________________________________________
________________________________________

Social Security No.:	________________________________________

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐      any Award that I have received or ever receive under the Special Transaction Bonus Award Agreement.

☐      the _________________ Award that I received pursuant to an award agreement dated _________ __, ____ between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date: _______________________________

By: ________________________________
Name of Participant

Sworn to before me this
____day of ____________, 20__
___________________________
Notary Public
County of _________________
State of _________________